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                                                                    Exhibit 1.1
                                                                    -----------

                            DEALER-MANAGER AGREEMENT


                                  (Best Efforts)

   _______ , 2002
   Anthem Securities, Inc.
   1845 Walnut Street, Suite 1000
   Philadelphia, Pennsylvania 15103
   Gentlemen:

   The undersigned, LEAF Asset Management, Inc. (the "General Partner"), on behalf of Lease Equity Appreciation Fund I, L.P. (the "Partnership"), confirms its agreement with you, as dealer-manager, as follows:


1. Description of Units. The Partnership proposes to issue and sell the units in the Partnership (the "Units") at a price of $100 per Unit subject to the discounts set forth in Section 4(c) of this Agreement for certain investors. Except as provided in Section 4(f) relating to the Separate Escrow Account, as such term is defined therein, the proceeds of any sales of the Units will be held in an escrow account (the "Escrow Account") with National City Bank of Pennsylvania (the "Escrow Agent"), pursuant to an escrow agreement, a form of which is attached hereto as Exhibit "A" (the "Escrow Agreement") until the Partnership has received and accepted subscriptions for the Minimum Offering Amount (as such term is defined below in this Section 1). Upon such receipt and acceptance, the Escrow Account will terminate and the subscription proceeds shall be delivered to the Partnership.


     No subscriptions to the Partnership will be accepted after whichever of the following events occurs first, (the "Offering Termination Date"):

     (a)  receipt and acceptance of subscriptions of 500,000 Units;

     (b) _______ 2003, if subscriptions for 20,000 Units, excluding Units sold to the General Partner and its affiliates and to Pennsylvania residents (the "Minimum Offering Amount"), have not been received and accepted by such date; or

     (c)  2004;

     provided, however, no subscriptions will be accepted after _______ 2003 from subscribers in any jurisdiction in which renewal, requalification or other consent by a securities administrator to the continuance of the registration or qualification of the offering is required, unless such renewal or requalification has been obtained.

2. Representations, Warranties and Covenants of the Partnership and General Partner. The Partnership and General Partner represent, warrant and covenant to you that:

     (a) The Partnership has prepared and filed with the Securities and Exchange Commission (the "Commission") in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the "1933 Act"), a registration statement on Form S-1 (Commission File No. 333-84730), including a prospectus relating to the offer and sale of the Units. The term "Registration Statement" means such registration statement (including all financial schedules and exhibits), as amended. The term "Prospectus" means the prospectus in the form included in the Registration Statement. The Registration Statement has been declared effective by the Commission, and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission.

     (b) The Registration Statement, at the date of filing thereof with the Commission, complied in all material respects with the requirements of the 1933 Act and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.



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     Notwithstanding the foregoing, no representation or warranty is made as to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information furnished to the Partnership in writing by you expressly for use therein.

     (c) The Partnership will not file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus of which you shall not previously have been advised.

     (d) As soon after the execution and delivery of this Agreement as possible and thereafter from time to time for such period as in the opinion of your counsel a prospectus is required by the 1933 Act to be delivered in connection with sales by any dealer, the Partnership will expeditiously deliver to you and each dealer, without charge, as many copies of the Prospectus (and of any amendment or supplement thereto) as you may reasonably request. If during the offering period any event shall occur that in the judgment of the Partnership or in the opinion of your counsel is required to be set forth in the Prospectus (as then amended or supplemented) or should be set forth therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the 1933 Act or any other law, the Partnership will forthwith prepare and file with the Commission an appropriate supplement or amendment thereto, and will expeditiously furnish to you and dealers a reasonable number of copies thereof.

     (e) The Units when issued will conform, in all material respects, to all statements concerning them contained in the Prospectus.

     (f) The Units when issued will be duly authorized and validly issued as set forth in the Amended and Restated Agreement of Limited Partnership of the Partnership included as an Appendix to the Prospectus (the "Partnership Agreement"), subject only to the rights and obligations set forth in the Partnership Agreement or imposed by the laws of the state of the Partnership's formation or of any jurisdiction to the laws of which the Partnership is subject.

     (g) The Partnership was duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, with full power and authority to own its properties and conduct its business as described in the Prospectus. The Partnership will be qualified to do business as a limited partnership or similar entity offering limited liability in those jurisdictions where the General Partner deems the qualification necessary to assure limited liability of the limited partners. This Agreement, when executed by you, will be a valid and binding agreement of the Partnership and the General Partner, duly authorized, executed and delivered by them and enforceable in accordance with its terms except as may be limited by the effect of bankruptcy, insolvency, moratorium, preferential or fraudulent conveyance or other laws or equitable principles relating to or affecting the rights of creditors generally, general principles of equity, and by public policy relating to claims for indemnification for securities laws violations.

     (h) The consummation of the transactions contemplated by this Agreement will not result in the following:

          (i) any breach of any of the terms of, or a default under the certificate of incorporation or bylaws of the General Partner, the certificate of limited partnership or Partnership Agreement of the Partnership or any other indenture, agreement or instrument to which either of them is a party or by which either of them is bound; or

          (ii) any violation of any order applicable to either of them of any court or any governmental regulatory body or administrative agency having jurisdiction over either of them or their affiliates.

3. Grant of Authority to the Dealer-Manager. Based on the representations and warranties contained in this Agreement, and subject to the terms and conditions set forth in this Agreement, the General Partner appoints you as the Dealer-Manager for the Partnership and gives you the exclusive right to solicit subscriptions for the Units on a "best efforts" basis in all states other than those listed on Exhibit "B" hereto, and to form and manage a selling group composed of soliciting broker/dealers (the "Selling Agents"), each of which shall be duly registered as a broker-dealer under the Securities Exchange Act of


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     1934, as amended (the "1934 Act"), duly registered as a broker-dealer in the jurisdictions where they are required to be registered in order to offer and sell the Units, and a member of the National Association of Securities Dealers, Inc. ("NASD") in good standing, and shall enter into a "Selling Agent Agreement" in substantially the form attached to this Agreement as Exhibit "C."

     The General Partner shall have three business days after the receipt of an executed Selling Agent Agreement to refuse that Selling Agent's participation.


4.   Compensation and Fees.


     (a) As Dealer-Manager you shall receive from the General Partner the following compensation, based on each Unit sold to investors and whose subscriptions for Units are accepted and closed upon by the General
     Partner:

          (i) a Dealer-Manager fee of 2% of the public offering price of each Unit sold; and

          (ii) a sales commission of 8% of the public offering price of each Unit sold.

     You shall have the right, but not the obligation, to reimburse Selling Agents for marketing expenses they incur in connection with their offer and sale of units in an amount of up to 1% of the offering price of the units sold by them. Such reimbursement shall be from the fee set forth in clause (i), above.

     (b) All of the sales commissions shall be reallowed to the Selling Agents except for Units sold directly by you.

     (c) Notwithstanding the foregoing, the General Partner, you, the Selling Agents and each of their and your officers, directors and affiliates may subscribe to Units for a subscription price reduced by the Dealer-Manager fee and the sales commission. which shall not be paid to you.

     (d) Subject to Section 4(f), pending receipt and acceptance by the General Partner of subscriptions for the Minimum Offering Amount, all proceeds received by you from the sale of Units shall be held in the Escrow Account as provided in Section 15.

     Unless at least the Minimum Offering Amount is received on or before the Offering Termination Date, the offering of Units shall be terminated, in which event:

          (i) the Dealer-Manager fee and the sales commissions shall not be payable to you;

          (ii) all funds advanced by subscribers shall be returned to them with interest earned; and

          (iii) you shall deliver a termination letter in the form provided to you by the General Partner to each of the subscribers and to each of the offerees previously solicited by you and the Selling Agents in connection with the offering of the Units.

     (e) Except as otherwise provided below, the fees and sales commissions set forth in Section 4(a) shall be paid to you within five business days after the following:

          (i) at least the Minimum Subscription Amount has been received and accepted by the Partnership; and

          (ii) the subscription proceeds have been released from the Escrow Account to the Partnership.

     Thereafter, your fees and sales commissions shall be paid to you and shall be reallowed to the Selling Agents as described above approximately every week until the Offering Termination Date, and all your remaining fees and sales commissions shall be paid by the Partnership no later than fourteen business days after the Offering Termination Date.

     (f)  Notwithstanding anything set forth in this Section 4:

          (i) the Minimum Offering Amount shall not include Units subscribed by Iowa or Pennsylvania investors;


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          (ii)  the proceeds of Unit sales from Iowa and Pennsylvania investors shall be deposited in a separate escrow account (the "Separate
          Escrow Account") by the Escrow Agent; and

          (iii) such proceeds shall not be released from the Separate Escrow Account, and no fees and commissions shall be payable with respect thereto, until an aggregate of $2,500,000 of subscription proceeds have been received and accepted by the General Partner.

5. Representations, Warranties and Covenants of the Dealer-Manager. You represent, warrant and covenant to the General Partner and the Partnership that:

     (a) You are a corporation duly organized, validly existing and in good standing under the laws of the state of your formation or of any jurisdiction in which your ownership of property or conduct of business requires you to be so qualified. You have all requisite power and authority to enter into this Agreement and to carry out your obligations under this Agreement.

     (b) This Agreement, when executed by you, will be duly authorized, executed and delivered by you and a valid and binding agreement on your part and enforceable in accordance with its terms except as may be limited by the effect of bankruptcy, insolvency, moratorium, preferential or fraudulent conveyance or other similar laws or equitable principles relating to or affecting the rights of creditors generally, by general principles of equity, and by public policy relating to claims for indemnification for securities laws violations.

     (c) The consummation of the transactions contemplated by this Agreement will not result in the following:

          (i) any breach of any of the terms of or a default under your Articles of Incorporation or Bylaws or any other indenture, agreement or instrument to which you are a party or by which you are bound; or

          (ii) any violation of any order applicable to you of any court, regulatory body or administrative agency having jurisdiction over you or your affiliates.

     (d) You are duly registered under the 1934 Act as a broker and dealer, and you are a member in good standing of the NASD. You are duly registered as a broker and dealer in the states where you are required to be registered in order to carry out your obligations as contemplated by this Agreement. You agree to maintain all the foregoing registrations in good standing throughout the term of the offer and sale of the Units, and you agree to comply with all statutes and other requirements applicable to you as a broker or dealer under those registrations.

     (e) Pursuant to your appointment as Dealer-Manager, you shall use your best efforts to exercise the supervision and control that you deem necessary and appropriate to the activities of you and the Selling Agents to comply with all the provisions of the 1933 Act. You and the Selling Agents shall not engage in any activity which would cause the offer and/ or sale of the Units not to comply with the 1933 Act, the 1934 Act, applicable state securities laws and regulations, this Agreement, or the NASD Conduct Rules. You further agree:

          (i) To advise the General Partner in writing of each jurisdiction in which you and the Selling Agents propose to offer or sell the Units; and not to offer and sell, or to permit any Selling Agent to offer or sell the Units in any jurisdiction until you have been advised in writing by the General Partner, or the General Partner's special counsel, that the offer or sale of the Units:

               A.  has been qualified in the jurisdiction;

               B. is exempt from the qualification requirements imposed by such jurisdiction; or

               C.  is otherwise not required to be qualified.

          (ii) To provide, and to require the Selling Agents to provide each offeree with the following:

               A.  a copy of the Prospectus; and

               B.  any supplement or amendment to the Prospectus.


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     Also, unless advised otherwise by the General Partner, you and the
     Selling Agents may choose to provide each offeree with the following sales materials (the "Sales Literature"):

               A.  a brochure entitled _______; and

               B.  _______

          (iii) If a supplement or amendment to the Prospectus is prepared and delivered to you by the Partnership:

               A. to distribute, and to require each Selling Agent to distribute, each supplement or amendment to the Prospectus to every person who has previously received a copy of the Prospectus from you and/or the Selling Agent.

               B. to include, and to require each Selling Agent to include, each supplement or amendment in all future deliveries of any Prospectus.

          (iv)  In connection with any offer or sale of the Units.

               A. to comply, and to require each Selling Agent to comply in all respects with statements set forth in the Prospectus, the Partnership Agreement, and any supplements or amendments to the Prospectus;

               B. not to make, and to require each Selling Agent not to make, any statement inconsistent with the statements in the Prospectus, the Partnership Agreement, and any supplements or amendments to the Prospectus;

               C. not to make, and to require each Selling Agent not to make, any untrue or misleading statements of a material fact in connection with the Units; and

               D. not to provide, and require each Selling Dealer not to provide, any written information, statements, or sales materials other than the Prospectus, the Sales Literature, and any supplements or amendments to the Prospectus unless approved in writing by the General Partner.

          (v) Prior to the sale of any of the Units and in accordance with Rules 2810(b)(2) and (3) of the NASD Conduct Rules, to have, and require each Selling Dealer to have, reasonable grounds to believe that a purchase of the Units is a suitable and appropriate investment for each subscriber. In making this determination, you and the Selling Agents shall ascertain that the subscriber:

               A. meets the minimum income and net worth standards set forth in the Prospectus;

               B. can reasonably benefit from an investment in the Units based on the subscriber's overall investment objectives and portfolio structure;

               C. is able to bear the economic risk of an investment in the Units based on the subscriber's overall financial situation; and

               D.  has apparent understanding of:

                     (1) the fundamental risks of an investment in the Units;

                     (2) the risk that the subscriber may lose his or her entire investment;

                     (3) the lack of liquidity of the Units;

                     (4) the restrictions on transferability of the Units;

                     (5) the background and qualifications of the General
                         Partner and the persons responsible for managing the Partnership; and

                     (6) tax consequences of an investment in the Units.


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               You and the Selling Agents shall maintain records on the
               information used to determine that the investment in the Units is suitable and appropriate for each subscriber, and shall maintain these records for at least six years after the Offering Termination Date.

     (vi) To use your best efforts in the solicitation and sale of the Units and to coordinate and supervise the efforts of the Selling Agents, and to require any Selling Agent to agree to use its best efforts in the solicitation and sale of the Units, including that the prospective purchasers properly complete the Subscription Agreement, together with any additional forms provided in any supplement or amendment to the Prospectus, or otherwise provided to you by the General Partner to be completed by prospective purchasers. The General Partner shall have the right to reject any subscription at any time for any reason without liability to it. Subscription funds and executed Subscription Agreements shall be transmitted as set forth in Section 16.

     (f) You agree and covenant that the representations and warranties you make in this Agreement are and shall be true and correct at the applicable closing date, and you shall have fulfilled all your obligations under this Agreement at the applicable closing date.

7. State Securities Registration. Incident to the offer and sale of the Units, the Partnership shall use its best efforts either in taking:

     (a) all necessary action and filing all necessary forms and documents deemed reasonable by it in order to qualify or register Units for sale under the securities laws of the jurisdictions requested by you; or

     (b) any necessary action and filing any necessary forms deemed reasonable by it in order to obtain an exemption from qualification or registration in those jurisdictions.

     Notwithstanding the foregoing, the Partnership may elect not to qualify or register Units in any state or jurisdiction in which it deems the qualification or registration is not warranted for any reason in its sole discretion. The Partnership shall inform you as to the jurisdictions in which the Units have been qualified for sale or are exempt from qualification. The Partnership does not assume and will not assume any obligation or responsibility as to your right or any Selling Agent's right to act as a broker or dealer with respect to the Units in any jurisdiction.

     The Partnership shall provide to you and the Selling Agents for delivery to all offerees and purchasers any additional information, documents, and instruments that the Partnership deems necessary to comply with the rules, regulations, and judicial and administrative interpretations of all jurisdictions in which the Units will be offered or sold. The Partnership shall file all post-offering forms, documents, or materials and take all other actions required by the jurisdictions in which the offer and sale of Units has been qualified, registered, or are exempt. However, the Partnership shall not be required to take any action, make any filing, or prepare any document necessary or required in connection with your status or any Selling Agent's status as a broker or dealer in any jurisdiction.

     The Partnership shall provide you with copies of all applications, filings, correspondence, orders, other documents, or instruments relating to any application for qualification, registration, or exemption under all applicable securities laws for the offering.

8. Expense of Sale. Except as otherwise specifically set forth in this Agreement, the expenses in connection with the offer and sale of the Units shall be payable as set forth below.

     (a) The Partnership shall pay all expenses incident to the performance of its obligations under this Agreement, including the fees and expenses of its attorneys and accountants and all fees and expenses of registering or qualifying the Units for offer and sale in the states as set forth in this Agreement, or obtaining exemptions from qualification or registration, even if this offering is not successfully completed.

     (b) The General Partner shall pay Selling Agents their bona fide, accountable due diligence expenses up to a maximum of 1/2 of 1% of the public offering price of each Unit sold by them, except Units sold to the General Partner, you, the Selling Agents and their affiliates.



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     (c)  You shall pay all expenses incident to the performance of your obligations under this Agreement, including the formation and management of the selling group and the fees and expenses of your own counsel and accountants, even if this offering is not successfully completed.

9. Conditions of the Dealer-Manager's Duties. Your obligations under this Agreement shall be subject to the accuracy, as of the date of this Agreement and at each applicable closing date, of the representations and warranties of the Partnership and the General Partner made in this Agreement, and to the performance by the Partnership and the General Partner of their obligations under this Agreement.

10. Conditions of the Partnership's and the General Partner's Duties. The Partnership's and the General Partner's obligations under this Agreement, including the duty to pay compensation to you as set forth in this Agreement, shall be subject to the following:

     (a) the accuracy, as of the date of this Agreement and at each applicable closing date, of your representations and warranties made in this Agreement;

     (b)  the performance by you of your obligations under this Agreement; and

     (c) the General Partner's receipt, at or before the applicable closing date, of fully executed subscription documents for each prospective purchaser as required by this Agreement.

11.  Indemnification and Contribution.

     (a) The Partnership and the General Partner agree to indemnify, hold harmless and defend you and your affiliates (within the meaning of Rule 405 of the 1933 Act) and your respective directors, officers, employees, agents and controlling persons (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act) (each, an "Underwriter Indemnified Party") from and against any and all losses, claims, damages, liabilities and expenses (including but not limited to reasonable attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation) ("Losses") which any such Underwriter Indemnified Party may incur under any applicable federal or state law, or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent but only to the extent that such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with the information furnished in writing to the Partnership or the General Partner by or on behalf of you expressly for use in connection therewith; provided, further, that the indemnification contained in this paragraph (a) with respect to any Prospectus shall not inure to the benefit of any Underwriter Indemnified Party on account of any such Loss, arising from the sale of the Units by such Underwriter Indemnified Party to any person if a copy of the Prospectus shall not have been delivered or sent to such person within the time required by the 1933 Act and the regulations thereunder, and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in such Prospectus was corrected in an amendment to the Prospectus.

     (b) If any action, suit or proceeding shall be brought against any Underwriter Indemnified Party in respect of which indemnity may be sought pursuant to Section 11(a), such Underwriter Indemnified Party shall promptly notify the General Partner in writing, and the Partnership and the General Partner may elect to assume the defense thereof, including the employment of counsel (which counsel shall be reasonably acceptable to such Underwriter Indemnified Party) and payment of all reasonable fees and expenses. The failure or delay by an Underwriter Indemnified Party to notify the indemnifying party shall not relieve it from liability which it may have to an Underwriter Indemnified Party unless such failure or delay materially prejudices the indemnifying party's ability to defend such action, suit or proceeding on behalf of such Underwriter Indemnified Party. Such Underwriter Indemnified Party shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall be at the expense


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     of such Underwriter Indemnified Party unless (i) the Partnership and the
     General Partner have agreed in writing to pay such fees and expenses,
     (ii) the Partnership and the General Partner have failed to assume the defense or employ counsel reasonably satisfactory to such Underwriter Indemnified Party or (iii) the named parties to any such action, suit or proceeding (including any impleaded parties) include both such Underwriter Indemnified Party and the Partnership and the General Partner, and such Underwriter Indemnified Party shall have been advised by its counsel that representation of such Underwriter Indemnified Party and the Partnership and the General Partner by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case the Partnership and the General Partner shall not have the right to assume the defense of such action, suit or proceeding on behalf of such Underwriter Indemnified Party) or that there may be legal defenses available to such Underwriter Indemnified Party that are different from or in addition to those available to the Partnership and the General Partner. It is understood, however, that the Partnership and the General Partner shall, in connection with any one such action, suit or proceeding or separate but substantially similar or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such Underwriter Indemnified Parties not having actual or potential differing interests with you or among themselves, which firm shall be designated in writing by you, and that all such fees and expenses shall be reimbursed as they are incurred. The Partnership and the General Partner shall not be liable for any settlement of any such action, suit or proceeding effected without their written consent (which consent shall not be unreasonably withheld), but if settled with such written consent, or if there be a final judgment for the plaintiff in any such action, suit or proceeding, the Partnership and the General Partner agree to indemnify and hold harmless any Underwriter Indemnified Party, to the extent provided in the preceding paragraph, from and against any Loss by reason of such settlement or judgment.

     (c) You agree to indemnify, hold harmless and defend the General Partner and the Partnership, their respective directors and officers who sign the Registration Statement, and any person who controls the General Partner or the Partnership within the meaning of Section 15 of the 1933 Act or
     Section 20 of the 1934 Act (each, a "Partnership Indemnified Party") to the same extent as the foregoing indemnity to you and the Selling Agents with respect to information furnished in writing by or on behalf of you expressly for use in the Registration Statement, the Prospectus or any amendment or supplement thereto and with respect to a breach of your duties, obligations, representations or warranties under this Agreement. If any action, suit or proceeding shall be brought against a Partnership Indemnified Party in respect of which indemnity may be sought pursuant to this paragraph (c), you shall have the rights and duties given to the Partnership and the General Partner by paragraph (b) above.

     (d) If the indemnification provided for in this Section 11 is unavailable to an indemnified party under paragraph (a) or (c) hereof in respect of any Losses, then an indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the General Partner and the Partnership on the one hand and you and the Selling
     Agents on the other hand from the offering of the Units, or (ii) if, but only if, the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the General Partner and the Partnership on the one hand and you and the Selling Agents on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by the General Partner and the Partnership on the one hand and you and the Selling Agents on the other shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by Partnership bear to the total underwriting commissions received by you and the Selling Agents. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.



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

     (e) No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

     (f) Any Losses for which an indemnified party is entitled to indemnification or contribution under this Section 11 shall be paid by the indemnifying party to the indemnified party as such Losses are incurred.

     (g) Notwithstanding anything to the contrary set forth in this Section 11 or elsewhere in this Agreement, the indemnification, contribution and other obligations of the Partnership and the General Partner in this Section 11 shall be subject to the limitations and qualifications set forth in Section
     9.3 of the Partnership Agreement and Section II. E. of the Policy Statement for Equipment Programs of the North American Securities Administrators Association.


12. Representations and Agreements to Survive Delivery. All representations, warranties, and agreements of the Partnership, the General Partner and you in this Agreement, including the indemnity agreements contained in
     Section 11, shall survive the delivery, execution and closing of this Agreement, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of you or any person who controls you within the meaning of the 1933 Act; by the General Partner, or any of its officers, directors or any person who controls the General Partner within the meaning of the 1933 Act; or any other indemnified party, and shall survive delivery of the Units.

13. Termination. You shall have the right to terminate this Agreement other than the indemnification provisions of Section 11, by giving written notice any time at or before a closing date:

     (a) if the Partnership and the General Partner have failed, refused, or been unable at or before a closing date, to perform any of their obligations under this Agreement; or

     (b) there has occurred an event materially and adversely affecting the value of the Units.

     The Partnership and the General Partner may terminate this Agreement, other than the indemnification provisions of Section 11, for any reason and at any time, by promptly giving written notice to you at or before a closing date.

14. Notices. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the party to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to you shall be sent to Anthem Securities, Inc., 1845 Walnut Street, Philadelphia Pennsylvania 19103, Facsimile: (215) 569-0675, Attention:
     Dar Patel, Vice President; all notices to be sent to the General Partner or the Partnership shall be sent c/o Leaf Asset Management, Inc., 1845 Walnut Street, Philadelphia, Pennsylvania 19102, Facsimile:
     (215) 574- 8176; or at such other address as such party may stipulate to the other parties in the manner provided in this Section.

15. Format of Checks/Escrow Agent. Subject to Section 4(f) with respect to the deposit in escrow of subscriptions of Pennsylvania residents prior to receipt of $2,500,000 of subscriptions, until receipt of the Minimum Offering Amount, the General Partner and you and the Selling Agents agree that all subscribers shall be instructed to make their checks, drafts, or money orders payable solely to "Lease Equity Appreciation Fund I, L.P. Escrow Account" under the Escrow Agreement, and you agree and shall require the Selling Agents to agree to comply with Rule 15c2-4 adopted under the 1934 Act.

     If you receive a check, draft, or money order not conforming to the foregoing instructions, then you shall return the check, draft, or money order to the Selling Agent not later than the end of the next business day following its receipt by you. The Selling Agent shall then return the check, draft, or money order directly to the subscriber not later than the end of the next business day following its receipt from you. Checks, drafts, or money orders received by you or a Selling Agent which conform to the foregoing instructions shall be transmitted by you as set forth in
     Section 16.

     You represent that you have executed the Escrow Agreement and agree that you are bound by the terms thereof.

16. Transmittal Procedures. You and each Selling Agent shall transmit received investor funds in accordance with the following procedures. For purposes of the following, the term "Selling Agent" shall also include you as Dealer-Manager when you receive subscriptions from investors.

(a)  Pending receipt of the Minimum Offering Amount, but subject to Section 4
     (f) with respect to subscriptions from Iowa and Pennsylvania residents, on receipt the Selling Agents shall promptly transmit any and all checks, drafts, and money orders received by them from subscribers and the original executed subscription documents to you, as Dealer-Manager, by the end of the next business day following receipt of the check, draft, or money order by the Selling Agent. By the end of the next business day following your receipt of the check, draft, or money order and the original executed subscription documents, you, as Dealer-Manager, shall transmit the check, draft, or money order and a copy of the executed subscription agreement to the escrow agent (the "Escrow Agent") under the Escrow Agreement, and the original executed subscription documents and a copy of the check, draft, or money order to the General Partner.

(b) On receipt by you, as Dealer-Manager, of notice from the General Partner that the Minimum Offering Amount has been received, the General Partner, you, and the Selling Agents agree that, subject to Section 4 (f) with respect to subscriptions from Iowa and Pennsylvania residents, all subscribers then may be instructed, in the General Partner's sole discretion, to make their checks, drafts, or money orders payable solely to "Lease Equity Appreciation Fund I Subscription Account."

     Thereafter, the Selling Agents shall promptly transmit any and all checks, drafts, and money orders received from subscribers and the original executed subscription documents to you as Dealer-Manager by the end of the next business day following receipt of the check, draft, or money order by the Selling Agent. By the end of the next business day following your receipt of the check, draft, or money order and the original executed subscription documents, you as Dealer-Manager shall transmit the check, draft or money order and the original executed subscription documents to the General Partner.

17. Parties. This Agreement shall inure to the benefit of and be binding on you, the Partnership, the General Partner and any respective successors and assigns. This Agreement shall also inure to the benefit of the indemnified parties, their successors and assigns. This Agreement is intended to be and is for the sole and exclusive benefit of the parties to this Agreement, and their respective successors and assigns, and the indemnified parties and their successors and assigns, and for the benefit of no other person. No other person shall have any legal or equitable right, remedy or claim under or in respect of this Agreement. No purchaser of any of the Units from you or a Selling Agent shall be construed a successor or assign merely by reason of the purchase.

18. Effective Date. This Agreement is made effective between the parties as the date accepted by you as indicated by your signature to this Agreement.

19. Entire Agreement Waiver. This Agreement constitutes the entire agreement between the parties, and shall not be amended or modified in any way except by subsequent agreement executed in writing. Any party may waive, but only in writing, any term, condition, or requirement under this Agreement that is intended for its benefit. However, any written waiver of any term or condition of this Agreement shall not operate as a waiver of any other breach of that term or condition of this Agreement, nor shall any failure to enforce any provision of this Agreement operate as a waiver of that provision or any other provision of this Agreement.

20. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

21. Complaints. The General Partner and you, as Dealer-Manager, agree as follows:

     (a) to notify the other if either receives an investor complaint in connection with the offer or sale of Units by you or a Selling Agent;

     (b)  to cooperate with the other in resolving the complaint; and

     (c) to cooperate in any regulatory examination of the other to the extent it involves this Agreement or the offer or sale of Units by you or a Selling Agent.

22. Privacy. Each of the General Partner, the Partnership and you acknowledge that certain information made available to the other under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other federal or state privacy laws (as amended), and the rules and regulations promulgated thereunder, which are referred to collectively, as the "Privacy Laws." Each of the General Partner, the Partnership and you agree as follows:

     (a) not to disclose or use the information except as required to carry out each party's respective duties under this Agreement or as otherwise permitted by law in the ordinary course of business;

     (b) to establish and maintain procedures reasonably designated to assure the security and privacy of all the information; and

     (c) to cooperate with the other and provide reasonable assistance in ensuring compliance with the Privacy Laws to the extent applicable to any of them.

23. Acceptance. Please confirm your agreement to the terms and conditions set forth above by signing and returning the enclosed duplicate copy of this Agreement to us at the address set forth above.

                                                Very truly yours,

                                                PARTNERSHIP:

                                                LEASE EQUITY APPRECIATION FUND I, L.P.


                                             By: LEAF Asset Management, Inc.
                                                 General Partner


______________________ , 2002                By:__________________________________________________

Date                                            Miles Herman, President and Chief Executive Officer


                                                GENERAL PARTNER:

                                                LEAF ASSET
                                                MANAGEMENT, INC.


______________________ , 2002                By:___________________________________________________

Date                                            Miles Herman, President and Chief Executive Officer


                                                DEALER-MANAGER:

                                                ANTHEM SECURITIES, INC.


______________________ , 2002                By:___________________________________________________

Date                                            Darshan V. Patel, Vice President


                                  EXHIBIT "A"

                                ESCROW AGREEMENT


   THIS AGREEMENT is dated as of    , 2002, by and among LEAF Asset Management,
Inc., a Delaware corporation (the "General Partner"), Anthem Securities, Inc., a Pennsylvania corporation (the "Dealer-Manager"), Lease Equity Appreciation Fund I, L.P., a Delaware limited partnership (the "Partnership"), and National City Bank of Pennsylvania, as escrow agent (the "Escrow Agent").


                                  WITNESSETH:


   WHEREAS, the Partnership intends to offer for sale to qualified investors up to 500,000 limited partnership interests in the Partnership (the "Units").

   WHEREAS, each person who subscribes for the purchase of Units (a "Subscriber") will be required to pay his subscription in full at the time of subscription by check, draft or money order (the "Subscription Proceeds").

   WHEREAS, the General Partner and the Dealer-Manager have executed an agreement ( the "Dealer-Manager Agreement") under which the Dealer-Manager will solicit subscriptions on a "best efforts" "all or none" basis for 20,000 Units and on a "best efforts" basis for the remaining Units and has been authorized to select certain members in good standing of the National Association of Securities Dealers, Inc. to participate in the offering of the Units ("Selling Agents").

   WHEREAS, under the terms of the Dealer-Manager Agreement the Subscription Proceeds are required to be held in escrow subject to the receipt and acceptance by the General Partner of subscriptions for 20,000 Units, excluding any subscriptions by the General Partner and its affiliates or by Pennsylvania or Iowa residents (the "Minimum Subscription Amount").

   WHEREAS, no subscriptions to the Partnership will be accepted after the "Offering Termination Date," which is the first to occur of either:

   o receipt and acceptance of subscriptions for 500,000 Units; or

   o _______, 2003, if the Minimum Subscription Amount has not been received and accepted by such date; or

   o _____, 2004;

provided, however, no subscriptions will be accepted after ____, 2003 from subscribers in any jurisdiction in which renewal, requalification or other consent by a securities administrator to the continuance of the registration or qualification of the offering is required, unless such renewal or requalification has been obtained.

   WHEREAS, to facilitate compliance with the terms of the Dealer-Manager Agreement and Rule 15c2-4 adopted under the Securities Exchange Act of 1934, the Partnership, the General Partner and the Dealer-Manager desire to have Subscription Proceeds deposited with the Escrow Agent until the Minimum Subscription Amount has been obtained and the Escrow Agent agrees to hold such Subscription Proceeds under the terms and conditions set forth in this Agreement.

   NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

1. Appointment of Escrow Agent. The General Partner, the Partnership and the Dealer-Manager appoint the Escrow Agent as the escrow agent to receive and to hold the Subscription Proceeds deposited with the Escrow Agent by the Dealer-Manager and the General Partner under this Agreement. The Escrow Agent agrees to serve in such capacity during the term and subject to the provisions of this Agreement.

2. Deposit of Subscription Proceeds. Pending receipt of the Minimum Subscription Amount, and subject to Section 6, the Dealer-Manager and the General Partner shall deposit the Subscription Proceeds of each

     Subscriber to whom they sell Units with the Escrow Agent and shall deliver to the Escrow Agent a copy of the Subscription Agreement. Payment for each subscription for Units shall be in the form of a check made payable to "Lease Equity Appreciation Fund I, L.P. Escrow Account." Verification of Subscription Proceeds by Escrow Agent will be available via direct, on-line access, telecopier, or other electronic media as soon as practicable after receipt.

3. Investment of Subscription Proceeds. Subject to Section 6, the Escrow Agent shall deposit all Subscription Proceeds in interest-bearing savings or bank money market accounts. The interest earned shall be added to the Subscription Proceeds and disbursed in accordance with the provisions of Paragraph 4 or 5 of this Agreement, as the case may be.

4. Distribution of Subscription Proceeds. Subject to Section 6, if the Escrow Agent:

     (a) receives written notice from an authorized officer of the General Partner that at least the Minimum Subscription Amount has been received and accepted by the General Partner; and

     (b) determines that the Minimum Subscription Amount has cleared the banking system and constitutes good funds;

     then the Escrow Agent shall promptly release and distribute to the General Partner the escrowed Subscription Proceeds which have cleared the banking system and constitute good funds plus any interest paid and investment income earned on the Subscription Proceeds while held by the Escrow Agent in the escrow account.

     Any remaining Subscription Proceeds, plus any interest paid and investment income earned on the Subscription Proceeds while held by the Escrow Agent in the escrow account, shall be promptly released and distributed to the General Partner by the Escrow Agent as the Subscription Proceeds clear the banking system and become good funds.

5. Separate Partnership Account. Subject to Section 6, during the continuation of the offering, after the Escrow Agent has performed its duties described in Paragraph 4, and before the Offering Termination Date, any additional Subscription Proceeds may be deposited by the Dealer-Manager and the General Partner directly in a separate Partnership account which shall not be subject to the terms of this Agreement.

6. Subscriptions of Pennsylvania or Iowa Residents. The Escrow Agent shall deposit subscriptions from Pennsylvania or Iowa residents into a separate escrow account. Funds shall be released from such account in accordance with Section 4 (and Subscription Proceeds from Pennsylvania or Iowa residents may be deposited in a separate Partnership account in accordance with Section 5) only if the aggregate of all Subscription Proceeds received and accepted by the Partnership, including those from Pennsylvania or Iowa residents, shall be $2,500,000 or more. The Dealer- Manager and the General Partner will specifically identify subscriptions of Pennsylvania or Iowa residents to the Escrow Agent and will not commingle those subscriptions with subscriptions of residents of other states.

7.   Distributions to Subscribers.

     (a) If the Minimum Subscription Amount has not been received and accepted by the General Partner by 12:00 p.m. (noon), local time, on the Offering Termination Date, or for any other reason, then the General Partner shall notify the Escrow Agent, in writing, and the Escrow Agent shall promptly distribute to each Subscriber a refund check made payable to the Subscriber in an amount equal to the Subscription Proceeds of the Subscriber plus any interest paid or investment income earned on the Subscriber's Subscription Proceeds while held by the Escrow Agent in the escrow account, all as calculated by the Escrow Agent.

     Refunds will not be issued hereunder until Subscribers' funds have cleared banking channels and are recognized as "good funds."

     (b) If a subscription for Units submitted by a Subscriber is rejected by the General Partner for any reason after the Subscription Proceeds relating to the subscription have been deposited with the Escrow Agent, then the General Partner promptly shall notify the Escrow Agent in writing of the rejection, and the Escrow Agent shall promptly distribute to the Subscriber a refund check made payable to the Subscriber in an amount equal to the Subscription Proceeds of the Subscriber, plus any interest or investment income earned, as calculated by Escrow Agent, after it has been determined that the subscriber's check has cleared banking channels and is recognized as good funds.

8. Compensation and Expenses of Escrow Agent. The General Partner shall be solely responsible for and shall pay the compensation of the Escrow Agent for its services under this Agreement, as provided in Appendix 1 to this Agreement and made a part of this Agreement, and the charges, expenses (including any reasonable attorneys' fees), and other out-of-pocket expenses incurred by the Escrow Agent in connection with the administration of the provisions of this Agreement. The Escrow Agent shall have no lien on the Subscription Proceeds deposited in the escrow account.

9. Duties of Escrow Agent. The Escrow Agent shall not be obligated to accept any notice, make any delivery, or take any other action under this Agreement unless the notice or request or demand for delivery or other action is in writing and given or made by the party given the right or charged with the obligation under this Agreement to give the notice or to make the request or demand. In no event shall the Escrow Agent be obligated to accept any notice, request, or demand from anyone other than the General Partner or the Dealer-Manager.

10. Liability of Escrow Agent. The Escrow Agent shall not be liable for any damages, or have any obligations other than the duties prescribed in this Agreement, in carrying out or executing the purposes and intent of this Agreement. However, nothing in this Agreement shall relieve the Escrow Agent from liability arising out of its own willful misconduct or gross negligence. The Escrow Agent's duties and obligations under this Agreement shall be entirely administrative and not discretionary. The Escrow Agent shall not be liable to any party to this Agreement or to any third-party as a result of any action or omission taken or made by the Escrow Agent in good faith. The parties to this Agreement will indemnify the Escrow Agent, hold the Escrow Agent harmless, and reimburse the Escrow Agent from, against and for, any and all liabilities, costs, fees and expenses (including reasonable attorney's fees) the Escrow Agent may suffer or incur by reason of its execution and performance of this Agreement. If any legal questions arise concerning the Escrow Agent's duties and obligations under this Agreement, then the Escrow Agent may consult with its counsel and rely without liability on written opinions given to it by its counsel.

     The Escrow Agent shall be protected in acting on any written notice, request, waiver, consent, authorization, or other paper or document which the Escrow Agent, in good faith, believes to be genuine and what it purports to be.

     If there is any disagreement between any of the parties to this Agreement, or between them or any other person, resulting in adverse claims or demands being made in connection with this Agreement, or if the Escrow Agent, in good faith, is in doubt as to what action it should take under this Agreement, then the Escrow Agent may, at its option, refuse to comply with any claims or demands on it or refuse to take any other action under this Agreement, so long as the disagreement continues or the doubt exists. In any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act and the Escrow Agent shall be entitled to continue to so refrain from acting until the dispute is resolved by the parties involved.

     The Escrow Agent is acting solely as the Escrow Agent and is not a party to, nor has it reviewed or approved, any agreement or matter of background related to this Agreement, the offer and sale of the Units, the registration statement (registration no. 333-84730) relating to the Partnership and the Units or the prospectus included as a part thereof, other than this Agreement itself, and has assumed, without investigation, the authority of the individuals executing this Agreement.

     The parties hereto agree that the Escrow Agent has not reviewed and is not making any recommendations with respect the securities offered hereby. The use of the Escrow Agent's name in any communication, written or oral, in connection with this offering without the specific written approval of the Escrow Agent is expressly prohibited. Escrow Agent grants permission to use its name in the Prospectus.

11. Resignation or Removal of Escrow Agent. The Escrow Agent may resign after giving thirty days' prior written notice to the other parties to this Agreement provided that a substitute Escrow Agent has been appointed. The General Partner and the Dealer-Manager may remove the Escrow Agent after giving thirty days' prior written notice to the Escrow Agent. In either event, the duties of the Escrow Agent shall terminate thirty days after the date of the notice (or as of an earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the Subscription Proceeds (and any interest paid or investment income earned thereon while held by the Escrow Agent in the escrow account) in its possession to a successor escrow agent appointed by the other parties to this Agreement as evidenced by a written notice filed with the Escrow Agent.

     If the other parties to this Agreement are unable to agree on a successor escrow agent or fail to appoint a successor escrow agent before the expiration of thirty days following the date of the notice of the Escrow Agent's resignation or removal, then the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief. Any resulting appointment shall be binding on all of the parties to this Agreement.

     On acknowledgment by any successor escrow agent of the receipt of the then remaining balance of the Subscription Proceeds (and any interest paid or investment income earned thereon while held by the Escrow Agent in the escrow account), the Escrow Agent shall be fully released and relieved of all duties, responsibilities, and obligations under this Agreement.

12. Termination. This Agreement shall terminate and the Escrow Agent shall have no further obligation with respect to this Agreement after the distribution of all Subscription Proceeds (and any interest paid or investment income earned thereon while held by the Escrow Agent in the escrow account) as contemplated by this Agreement or on the written consent of all the parties to this Agreement. The provisions of Section 10 herein shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

13. Notice. Any notices or instructions, or both, to be given under this Agreement shall be validly given if set forth in writing and mailed by certified mail, return receipt requested, as follows:

     If to the Escrow Agent:

          National City Bank of Pennsylvania
          One National City Center, Suite 655S
          Indianapolis, IN 46255

          Attention: Charles L. Mariner
          Telephone: (317) 267-7260
          Facsimile: (317) 267-7658

     If to the Partnership:

          Lease Equity Appreciation Fund I, L.P.
          49 Bancroft Mills, Unit P-15
          Wilmington, Delaware 19806
          Telephone: (302) 658-5600
          Facsimile: (302) 658-3341

     If to the General Partner:

          LEAF Asset Management, Inc.
          1845 Walnut Street
          Philadelphia, PA 19103
          Attention: Miles Herman, President and Chief Executive Officer

          Telephone: (215) 574-1636
          Facsimile: (215) 574-8176

     If to the Dealer-Manager:

          Anthem Securities, Inc.
          1845 Walnut Street, Suite 1000
          Philadelphia, Pennsylvania 19103
          Attention: Dar Patel, Vice President
          Telephone: (215) 574-1636
          Facsimile: (215) 569-0675

   Any party may designate any other address to which notices and instructions shall be sent by notice duly given in accordance with this Agreement.

14.  Miscellaneous.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     (b) This Agreement shall be binding on and shall inure to the benefit of the undersigned and their respective successors and assigns.

     (c) This Agreement may be executed in multiple copies, each executed copy to serve as an original.



   IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.


                                NATIONAL CITY BANK OF PENNSYLVANIA
                                As Escrow Agent

                                By: ___________________________________________
                                    (Authorized Officer)

                                LEAF ASSET MANAGEMENT, INC.

                                By: ___________________________________________
                                    Miles Herman, President and Chief Executive
                                    Officer

                                ANTHEM SECURITIES, INC.

                                By: ___________________________________________
                                    Darshan V. Patel, Vice President

                                LEASE EQUITY APPRECIATION FUND I, L.P.
                                By:   LEAF ASSET MANAGEMENT, INC.
                                      General Partner

                                By: ___________________________________________
                                    Miles Herman, President and Chief Executive
                                    Officer

                         APPENDIX I TO ESCROW AGREEMENT


                   Compensation for Services of Escrow Agent

Acceptance Fee                                                  $500.00
Annual Administration                                           $2,500.00
- Routine Administrative functions under Agreement
- Custody of investments

Activity Fees
- Per deposit                                                   $20.00
- Purchase or sale of individual securities*                    $75.00
- Return of subscribers' funds, each                            $20.00
- Outgoing wire transfers, each                                 $40.00

*Excluding Armada funds for which there is no fee